As filed with the Securities and Exchange Commission on July 31, 2026

Registration No. 333-272171

Registration No. 333-290273

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-272171

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-290273

UNDER THE SECURITIES ACT OF 1933

ORLA MINING LTD.

(Exact name of Registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

Suite 2020, 666 Burrard Street

Vancouver, British Columbia, Canada V6C 2X8

(Address of principal executive offices) (zip code)

Orla Mining Ltd. Stock Option Plan

Orla Mining Ltd. Restricted Share Unit Plan

Orla Mining Ltd. Deferred Share Unit Plan

Gold Standard Ventures Corp. Stock Option Plan

(Full title of the plans)

CT Corporation System

28 Liberty Street

New York, New York 10005

(Name and address of agent for service)

(212) 894-8940

(Telephone number, including area code, of agent for service)

COPIES TO:

Daniella Dimitrov Orla Mining Ltd. Suite 2020, 666 Burrard Street Vancouver, British Columbia, Canada V6C 2X8 (604) 564-1852	Christopher Cummings Paul, Weiss, Rifkind, Wharton & Garrison LLP Toronto-Dominion Centre 77 King Street West, Suite 3100 Toronto, Ontario M5K 1J3 (416) 504-0522

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE – DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (the “Registration Statements”), originally filed with the Securities and Exchange Commission (the “SEC”) by Orla Mining Ltd., a corporation organized under the laws of Canada (the “Registrant”):

•	Registration Statement No. 333-272171, filed on May 24, 2023, registering 19,285,244 common shares, no par value, of the Registrant which may be issued under (a) the Orla Mining Ltd. Stock Option Plan; (b) the Orla Mining Ltd. Restricted Share Unit Plan; (c) the Orla Mining Ltd. Deferred Share Unit Plan; and (d) the Gold Standard Ventures Corp. Stock Option Plan.
•	Registration Statement No. 333-290273, filed on September 15, 2025, registering 1,080,517 common shares, no par value, of the Registrant which may be issued under (a) the Orla Mining Ltd. Stock Option Plan and (b) the Orla Mining Ltd. Restricted Share Unit Plan.

Pursuant to a statutory plan of arrangement (the “Arrangement”) under the Canada Business Corporations Act, effective July 31, 2026, Equinox Gold Corp., a British Columbia corporation (“Equinox”), acquired all of the issued and outstanding common shares of the Registrant pursuant to an arrangement agreement dated May 12, 2026, between the Registrant and Equinox.

As a result of the Arrangement, the Registrant has terminated all offerings of the securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered and remain unsold at the termination of such offering, the Registrant hereby removes from registration by means of this Post-Effective Amendment all securities of the Registrant that remain unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Country of Canada, on the 31st day of July, 2026.

ORLA MINING LTD.

By:	/s/ Jason Simpson
Name:	Jason Simpson
Title:	Director and Vice President

Note: No other person is required to sign the post-effective amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933, as amended.